UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2023

Vivos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39796	81-3224056
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(Address of principal executive offices) (Zip Code)

(866) 908-4867

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VVOS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of a Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on March 24, 2023, Vivos Therapeutics, Inc. (the “Company”) received a staff deficiency notice from The Nasdaq Stock Market (“Nasdaq”) indicating that, because the closing bid price for the Company’s common stock had fallen below $1.00 per share for 30 consecutive business days, the Company no longer complied with the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market under Rule 5550(a)(2) of the Nasdaq Listing Rules (the “Minimum Bid Requirement”). Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company was provided with a compliance period of 180 calendar days, or until September 20, 2023, to regain compliance with the Minimum Bid Requirement. As of September 20, 2023, the Company had not regained compliance with the Minimum Bid Requirement.

Also as previously reported, on August 17, 2023, the Company received a staff deficiency notice from Nasdaq indicating that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1), which requires that a listed company’s stockholders’ equity be at least $2,500,000 (the “Minimum Stockholders’ Equity Requirement”).

On September 21, 2023, the Company received a written notice (the “Notice”) from the Nasdaq staff confirming the staff’s determination that the Company had, as of the date of the Notice, failed to meet the Minimum Bid Requirement and that Nasdaq would commence delisting proceedings against the Company. The Company may appeal the Nasdaq staff’s determination, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series, no later than 4:00 pm Eastern Time on September 28, 2023. The Company plans to timely file such an appeal and request a hearing (the “Hearing”) before a Nasdaq Hearing Panel (the “Hearing Panel”). A Hearing request will stay any delisting or suspension action by the Nasdaq staff pending the issuance of the Hearing’s Panel decision. The Company’s common stock will remain listed on Nasdaq, pending the outcome of the Hearing. There can be no assurance that the Hearing Panel will grant the Company’s request for continued listing.

Prior to receiving the Notice, the Company has already taken affirmative steps to regain compliance with the Minimum Bid Requirement. Notably, the Company has placed on the agenda for its 2023 Annual Meeting of Stockholders (to be held on September 22, 2023) a proposal to implement a reverse stock split (the “Reverse Split”) to increase the price of the Company’s common stock to a price that would satisfy the Minimum Bid Requirement for ten (10) consecutive trading days. The Company expects to move relatively quickly to implement the Reverse Split if it is approved by the Company’s stockholders. Despite this, the Company has been informed by the Nasdaq staff that it was required to issue the Notice given the Company’s noncompliance with the Minimum Stockholders’ Equity Requirement.

At the Hearing, the Company will present its plan to regain compliance with the Minimum Bid Requirement to the extent it has not already done so by implementing the Reverse Split. The Company will also present its plan regain compliance with the Minimum Stockholders’ Equity Requirement. If provided sufficient time by the Hearing Panel, the Company believes that it should be able to regain compliance with both the Minimum Bid Requirement and the Minimum Stockholders’ Equity Requirement, which would allow the Company’s common stock to continue to trade on the Nasdaq Capital Market. However, there can be no assurance that the Company will be provided adequate time to achieve such compliance or, even if provided adequate time, that the Company will in fact be able to regain compliance with both requirements, in which case the Company’s common stock would be delisted from Nasdaq.

Cautionary Note Regarding Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are characterized by future or conditional verbs such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue” and similar words. Such statements are only predictions and actual events or results may differ materially from those anticipated in these forward-looking statements. You should not place undue reliance on any forward-looking statements. The Company does not assume any obligation to update forward-looking statements as circumstances change, except as required by securities laws. There can be no assurance that the Company will be granted the Hearing or that following the Hearing, the Hearing Panel will determine to continue to allow the listing of the Company’s common stock on the Nasdaq or that the Company will be able to evidence compliance with the applicable listing criteria within the period of time, if any, that may be granted by the Hearing Panel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVOS THERAPEUTICS, INC.

Dated: September 21, 2023	By:	/s/ Bradford Amman
	Name:	Bradford Amman
	Title:	Chief Financial Officer